EXHIBIT 3.156
ARTICLES OF ORGANIZATION
OF
PSI TEXAS HOSPITALS, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company (hereinafter called the “Company”), under the provisions and subject to the requirements of the Texas Limited Liability Company Act, hereby certifies that:
     1. The name of the limited liability company is PSI Texas Hospitals, LLC.
     2. The period of duration of the limited liability company is perpetual.
     3. The purpose for which the limited liability company is organized is the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Limited Liability Company Act.
     4. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 2.05 of the Texas Limited Liability Company Act are National Registered Agents, Inc., 1614 Sidney Baker Street, Kerrville, Texas 78028.
     5. Management of the Company is reversed to members and the name and address of the member is as follows:

Name	Address
Psychiatric Solutions, Inc.	310 25th Avenue North, Suite 209 Nashville, Tennessee 37203
     6. The name and address of the organizer is as follows:

Name	Address
Steven T. Davidson	Psychiatric Solutions, Inc. 310 25th Avenue North, Suite 209 Nashville, Tennessee 37203
     Executed on October 26, 2001.

/s/ Steven T. Davidson

Steven T. Davidson, Organizer

Form 409 (revised 9/05) Return in Duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee:	Articles of Amendment Pursuant to Article 3.06, Texas Limited Liability Company Act	This space reserved for office use.
$100

Article 1 –Name
The name of the limited liability company is as set forth below:
PSI Texas Hospitals, LLC

State the name of the entity as it is currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name in Article 1. The filing number issued to the company by the secretary of state is: 800022998
Article 2—Amended Name
(If the purpose of the articles of amendment is to change the name of the company, then use the following statement)
The amendment changes the articles of organization to change the article that names the limited liability company. The article in the Articles of Organization is amended to read as follows:
The name of the limited liability company is (state the new name of the company below)
Texas Hospital Holdings, LLC

The name of the entity must contain an organizational ending or accepted abbreviation of such term. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.
Article 3 –Amendment to Registered Agent/Registered Office
The amendment changes the articles of organization to change the article stating the registered agent and the registered office address of the company. The article is amended to read as follows:
Registered Agent of the Limited Liability Company
(Complete either A or B, but not both. Also complete C.)
☐ A. The registered agent is an organization (cannot be company named above) by the name of:

OR
☐ B. The registered agent is an individual resident of the state whose name is set forth below.

First Name	MI	Last Name	Suffix

Registered Office of the Limited Liability Company (Cannot be a P.O. Box.)

C. The business address of the registered agent and the registered office address is:

Street Address	City	State	Zip Code

TX

Article 4 – Other Altered, Added, or Deleted Provisions
Other changes or additions to the articles of organization may be made in the space provided below. If the space provided is insufficient to meet your needs, you may incorporate the additional text by providing an attachment to this form. Please read the instructions to this form for further information on format.
Text Area [The attached addendum, if any, is incorporated herein by reference.]

Article 5—Date of Adoption
The date of the approval of the amendment(s) is February 28, 2006
Article 6—Statement of Approval (check either A or B)

☐ A. The company has no members, has not received any capital, and has not commenced business. In accordance with Section G of Article 2.23 of the Act, the amendments to the articles of organization were approved by a majority of the initial managers named in the articles of organization.
☑ B. The amendments were approved by all members of the limited liability company in accordance with Section H of Article 2.23 of the Act or as otherwise provided in the articles of organization or the regulations of the company.

Effectiveness of Filing

A. ☐ This document will become effective when the document is filed by the secretary of state.
OR
B. ☑ This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is March 31, 2006

Execution
The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

March 15, 2006

Date

/s/ Christopher L. Howard

Signature of Authorized Manager/Member
Christopher L. Howard, Vice President